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                                                                    EXHIBIT 3.1B

                                                       STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 01:00 PM 11/30/1999
                                                       991508790 -- 2313878


                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                RIGHTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

                                       OF

                                 SPECTRX, INC.

         SpectRx, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         That, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of Title B of the Delaware General Corporation Law, said Board of Directors by unanimous written consent executed on November 5, 1999, adopted resolutions providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the Redeemable Convertible Preferred Stock of the Corporation, which resolutions are set forth below (with the attachment to such resolution being attached hereto as Schedule 1):

         WHEREAS, Section 151(g) of the Delaware General Corporation Law and the Restated Certificate of Incorporation of SpectRx, Inc. (the "Company") authorized the Board of Directors to divide the share of the Company's $.001 par value preferred stock into one or more series and to issue shares of any such series, and to fix and to determine the relative rights and preferences of the shares of such series; and

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to enter into a Redeemable Convertible Preferred Stock Purchase Agreement by and among the Company and Abbott Laboratories (the "Purchase Agreement"), pursuant to which the Company will issue and sell 525,000 shares of its Redeemable Convertible Preferred Stock for $10.00 per share or the aggregate consideration of $5,250,000;

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Company hereby

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                  establishes a series of $.001 par value preferred stock of the
                  Company to be designated the "Redeemable Convertible Preferred Stock";

                           FURTHER RESOLVED, that the number of shares of
                  Redeemable Convertible Preferred Stock, the voting rights, dividend rights, liquidation rights and conversion rights of the holder of the shares of the Redeemable Convertible Preferred Stock, the provisions for redemption of the shares of Redeemable Convertible Preferred Stock, and all other preferences and relative rights in respect of shares of Redeemable Convertible Preferred Stock, shall be as set forth on Schedule 1 attached to these resolutions.



                  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Mark A. Samuels, its Chairman/CEO, and attested by Thomas H. Muller, Jr., its Secretary, this 23rd day of November, 1999.


                                             SPECTRX, INC.



                                             By:  /s/ Mark A. Samuels
                                                ------------------------------
                                                CEO
                                                Mark A. Samuels, CEO



ATTEST:


By:  /s/ T.H. Muller, Jr.
   ------------------------
   EVP, CFO, Secretary
   T.H. Muller, Jr.


(Corporate Seal)



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                                   Schedule 1

                    DESIGNATIONS, PREFERENCES AND RIGHTS OF
                   REDEEMABLE CONVERTIBLE PREFERRED STOCK OF
                                 SPECTRX, INC.


         Pursuant to authority granted in the certificate of incorporation, as amended, of SpectRx, Inc. (the "Corporation"), the Board of Directors of the Corporation has been authorized to issue in series shares of preferred stock and to designate by resolution the relative preferences and rights of each series established. By resolution of the Corporation's Board of Directors, the Corporation has established and fixed the relative preferences and rights of 525,000 shares of preferred stock designated the "Redeemable Convertible Preferred Stock," each of $0.001 par value.

         For the purposes of this statement,

         "Board of Directors" shall mean the board of directors of the Corporation.

         "Common Stock" shall mean the common stock, $0.001 par value, of the Corporation.

         "Corporation" shall mean SpectRx, Inc.

         "Holder" means a holder of record of shares of Preferred Stock.

         "Issue Date" as to any share of Preferred Stock shall mean the date of issuance of such share.

         "Invested Amount" per share of Preferred Stock shall mean $10.00 (as adjusted for changes in the Preferred Stock by stock split, stock dividend, or the like occurring after the Original Issue Date).

         "Junior Stock" means shares of any class of capital stock of the Corporation ranking subordinate to the Preferred Stock as to both dividends and distribution of assets upon liquidation.

         "Original Issue Date" shall mean the initial Issue Date, when shares of Preferred Stock are first issued.

         "Preferred Stock" shall mean the 526,000 shares of Redeemable Convertible Preferred Stock, $0.001 par value, hereby designated.

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         The rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock are as follows:

         (a) Dividend Rights. The Holders shall be entitled when and if declared by the Board of Directors to receive dividends out of assets of the Corporation legally available therefor at an annual rate of $0.60 per share of Preferred Stock (as adjusted for changes in the Preferred Stock by stock split, stock dividend, or the like occurring after the Original Issue Date). Such dividends shall be cumulative and shall accrue whether or not declared by the Board of Directors of the Corporation. So long as any shares of Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise, nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the Corporation, nor shall any monies be paid or made available for a sinking fund for the purpose of redemption of Junior Stock, unless all dividends declared or accrued on any outstanding shares of Preferred Stock shall have been paid or declared and a sum of money sufficient for the payment thereof set apart.

         (b) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of Junior Stock, the Holders shall be entitled to receive in respect of their shares of Preferred Stock payment out of assets of the Corporation of Ten Dollars ($10.00) per share, plus all accrued but unpaid dividends to the date of final distribution.

         (c) Conversion. The Holders shall have conversion rights in respect of these shares of Preferred Stock as follows (the "Conversion Rights"):

                  1. Conversion Rate. The shares of Preferred Stock shall be convertible, at the times and under the conditions described in this Section (c) hereafter, at the rate (the "Conversion Rate") of one share of Preferred Stock into the number of shares of Common Stock that equals the quotient obtained by dividing the Invested Amount by the Conversion Price (defined hereinafter). Thus, the number of shares of Common Stock to which a Holder shall be entitled upon any conversion provided for in this Section (c) shall be the product obtained by multiplying the Conversion Rate by the number of shares of Preferred Stock being converted. Such conversion shall be deemed to have been made on the Conversion Effective Date (defined hereinafter), and such conversion shall be effected in accordance with the procedures described in Subsection(c)(3) below. Upon conversion of any shares of Preferred Stock, the Company shall pay all declared or accrued but unpaid dividends as to such shares to the Holders thereof to and through the Conversion Effective Date; provided, however, that the Corporation may, at its option, in lieu of making a full cash payment of all such declared or accrued but unpaid dividends, make payment thereof in that number of whole shares of Common Stock calculated by dividing the total of such


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declared or accrued but unpaid dividends due such Holders by the Conversion
Price. The "Conversion Price" shall be equal to the greater of (i) $9.388 or
(ii) the average of the closing sales price of the Common Stock as reported by the NASDAQ Stock Market for each day of the thirty (30)-day trading period that begins on the trading day that is fifteen (15) trading days prior to the date of the receipt by the Corporation of the Conversion Notice (defined hereinafter).

         2. Conversion Right. Each share of Preferred Stock shall be convertible, at the option of the Holder thereof and without payment of additional consideration, at any time after the first (1st) anniversary of the Issue Date in respect of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into Common Stock at the then effective Conversion Rate; provided, however, that if on or prior to such first anniversary, the Corporation shall effect a merger or consolidation wherein shares of Common Stock are exchanged for securities of another corporation or for other consideration, then each of the Holders will be afforded reasonable prior notice of such merger or consolidation and permitted, if such Holder so chooses, to convert its shares of Preferred Stock into Common Stock at the then effective Conversion Rate to be effective immediately prior to the effectiveness of such merger or consolidation.

         3. Automatic Conversion. Each outstanding share of Preferred Stock shall automatically be converted into Common Stock on and as of December 31, 2004, at the then effective Conversion Rate. Such conversion shall be automatic, without need for any further action by the Holders and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion or to pay the dividends payable upon such conversion unless certificates evidencing such shares of the Preferred Stock are surrendered to the Corporation in accordance with the procedures described in Subsection (c)(5) below. Upon the conversion of the Preferred Stock pursuant to this Subsection (c)(3), the Corporation shall promptly send notice thereof to each Holder, which notice shall state that certificates evidencing shares of Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection (c)(5) below.

         4. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock, and any shares of Preferred Stock surrendered for conversion that would otherwise result in a fractional share of Common Stock shall be redeemed at the then effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.



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         5. Mechanics of Conversion. Before any Holder shall be entitled to receive certificates representing the shares of Common Stock into which shares of Preferred Stock are converted in accordance with Subsections (c)(2) or (c)(3) above, such Holder shall surrender the certificate or certificates for such shares of Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said conversion notice ("Conversion Notice") shall also contain such representations of the Holder as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. In the case of a conversion pursuant to Subsection (c)(2) hereof, the Corporation shall, on the seventy-fifth (75th) day succeeding receipt by the Corporation of the Conversion Notice, unless the Corporation elects to redeem such shares of Preferred Stock in accordance with the provisions of Subsection
(d)(2) hereof, issue and deliver at such office to such Holder, or to the nominee or nominees of such Holder as provided in the Conversion Notice, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid. Such date for issuance and delivery of the shares of Common Stock received upon conversion of Preferred Stock pursuant to Subsection (c)(2) hereof is hereafter referred to as the Conversion Effective Date. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Subsection (c)(2) hereof shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Effective Date. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the Holder or his or its predecessors.

         6. Adjustment for Subdivisions or Combinations of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date effects a subdivision or combination of the outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of the outstanding Preferred Stock, then and in each such event the Conversion Price (and the corresponding Conversion Rate) shall be increased or decreased proportionately.

         7. No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the

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carrying out of all the provisions of this Section (c) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders against impairment.

                  8. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (d) Redemption. The Preferred Stock shall be subject to redemption as follows:

                  1. Optional Redemption at Election of Holders. In the event the Holders elect, by a vote of the Holders of a majority of the issued and outstanding shares of Preferred Stock, to cause the redemption of the outstanding shares of Preferred Stock, then such Holders shall so notify the Corporation by delivery of a written notice to the Corporation on or prior to the later to occur of (i) September 30, 2002 or (ii) sixty (60) days subsequent to the date upon which the Company gives the Holders notice (which notice the Company undertakes to timely issue) of its right to cause such redemption (which notice may not be given prior to June 1, 2002). Should such election be timely made, then all shares of Preferred Stock shall be redeemed in accordance with the following provisions of this Subsection (d)(1). The Corporation shall, on December 31, 2002, redeem one-half (1/2) of all of the then outstanding shares of Preferred Stock held by each Holder of Preferred Stock at a price per share equal to the Redemption Price (hereinafter defined). If the Corporation has achieved the Revenue Threshold (defined hereinafter), then the Corporation shall, as soon as reasonably practicable after the determination of whether the Corporation has met the Revenue Threshold, but in any event on or prior to January 31, 2004, redeem all of the then outstanding shares of Preferred Stock at a price per share equal to the Redemption Price. If the Corporation has not achieved the Revenue Threshold, it shall, no later than the time for redemption indicated in the immediately prior sentence, redeem one-half (1/2) of the then outstanding shares of Preferred Stock held by each Holder of Preferred Stock at a price per share equal to the Redemption Price, and it shall, on December 31, 2004, redeem all of the then remaining outstanding shares of Preferred Stock at a price per share equal to the Redemption Price. Notwithstanding the foregoing, the date for notification of the election of the Holders to cause a redemption as provided herein, and the dates for redemption provided herein, may be extended


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by written agreement of the Corporation and the Holders of a majority of the outstanding shares of Preferred Stock.

                  2. Optional Redemption Upon Conversion Notice. In addition to the foregoing provisions governing mandatory redemption, the Corporation may at its option redeem any shares of Preferred Stock which any Holder has elected to convert to Common Stock by the issuance of a Conversion Notice by redeeming any or all of such shares at a price per share equal to the Redemption Price. If the Corporation elects to so redeem any such shares of Preferred Stock, it shall, by the issuance of a notice to the Holders whose shares are to be so redeemed, schedule a date for redemption, which date must be prior to the Conversion Effective Date which would apply to such shares in accordance with the provisions of Subsection (c)(4) were they to be converted to Common Stock pursuant thereto. On or before each date scheduled for redemption, each Holder of shares to be redeemed shall surrender the certificate representing such shares to the Corporation and shall receive payment of the Redemption Price therefor in cash. If fewer than all of the shares represented by a surrendered certificate are redeemed, the Corporation shall issue a new certificate representing the unredeemed shares.

                  3. Certain Definitions. As used herein, "Redemption Price" means $10.00 per share on Preferred Stock (as adjusted for changes in the Preferred Stock by stock split, stock dividend, or the like occurring after the Original Issue Date), plus all accrued but unpaid dividends in respect of such share of Preferred Stock. "Revenue Threshold" shall mean the recognition of Twenty Million Dollars ($20,000,000) or more of revenue by the Corporation on a consolidated basis as reflected on the regularly prepared income statements of the Corporation for the twelve (12) months ended December 31, 2003.

         (e) Voting Rights. Except as set forth in this Section (e), the Holders shall have no voting rights in respect of the Preferred Stock except that Holders shall have the right to vote on those matters which, under the Delaware General Corporation Law, voting by classes of stock is required.

         So long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the unanimous consent (given by vote in person or by proxy at a meeting called for the purpose, or by written consent) of the Holders of the shares of Preferred Stock then outstanding:

                   (i) alter or change the annual dividend rate on the Preferred Stock;

                  (ii) alter or change the cumulative nature of the annual dividend rate on the Preferred Stock or the date from which such dividends are cumulative;


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                (iii)  alter or change the amounts which the Holders shall be entitled to receive on the liquidation, dissolution or winding up of the Corporation;

                (iv) alter or change the terms relating to time of payment or price to be paid in connection with the redemption of Preferred Stock by the Corporation;

                (v) alter or change the terms relating to conversion of Preferred Stock to shares of Common Stock;

                (vi) allocate any earned surplus, whether now existing or hereafter arising, to capital, in accordance with Delaware law, if the effect thereof would be to reduce the legally available funds for payment of dividends or for redemption of the Preferred Stock; or

                (vii) create or authorize any shares of any class of capital stock of the Corporation having any preference or priority as to either dividends or distribution or assets upon liquidation superior to any such preference or priority of the shares of Preferred stock or reclassify any securities into shares of such superior stock.

         (f) Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record Holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and shall represent such number of shares as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate. The issuance of new certificates shall be made without charge to the Holders of the surrendered certificates.

         (g) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution, other institutional investor or executive officer of the Corporation, such Holder's own agreement


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shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         (h) Notices. Any notice required by the provisions hereof to be given to the Corporation or Holders shall be deemed given if deposited in the United States Postal Service, postage prepaid, and addressed to the Corporation at its then principal executive office, or to each Holder at the address of such Holder appearing on the books of the Corporation.


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